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                       TRANSACT TECHNOLOGIES INCORPORATED
                                  Exhibit 11.1
                        Computation of Earnings Per Share
                                   (unaudited)

                                                             THREE MONTHS ENDED               SIX MONTHS ENDED
                                                           JUNE 30,        June 24,        JUNE 30,        June 24,
(In thousands, except per share data)                         2001            2000            2001            2000
                                                              ----            ----            ----            ----
   Net loss                                                $(1,220)        $  (186)        $(2,977)        $  (486)
   Dividends and accretion on preferred stock                  (89)           (140)           (179)           (140)
                                                           -------         -------         -------         -------

   Net loss available to common shareholders               $(1,309)        $  (326)        $(3,156)        $  (626)
                                                           =======         =======         =======         =======
   Shares:
     Basic - Weighted average common shares
       outstanding                                           5,556           5,501           5,547           5,492
     Dilutive effect of outstanding options and
       warrants as determined by the treasury
       stock method                                             --              --              --              --
                                                           -------         -------         -------         -------
     Dilutive - Weighted average common and
       common equivalent shares outstanding                  5,556           5,501           5,547           5,492
                                                           =======         =======         =======         =======
   Net loss per common and common equivalent share:
       Basic                                               $ (0.24)        $ (0.06)        $ (0.57)        $ (0.11)
                                                           =======         =======         =======         =======
       Diluted                                               (0.24)          (0.06)          (0.57)          (0.11)
                                                           =======         =======         =======         =======
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